UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30 2010

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01, Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 24, 2010, General Employment Enterprises, Inc. (the “Company”) received notice from NYSE Amex LLC (the “Exchange”) that the plan (“the Plan”) of compliance submitted by the Company has been accepted.  In accepting the Company’s plan, the Exchange granted the Company an extension until December 16, 2011for the continued listing of the Company’s common stock and for the Company to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the Exchange during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

As previously disclosed, the Company was not in compliance with Section 1003(a)(i) of the Exchange’s Company Guide (“the Company Guide”) because it has stockholders' equity of less than $2,000,000 and has sustained losses from continuing operations and net losses in two of its three most recent fiscal years.

In July, the Company submitted its Plan to the Exchange that set forth the actions the Company has taken and additional actions it will take to regain compliance with Section 1003(a)(i) of the Company Guide.

On September 30, 2010, the Company issued a press release disclosing its receipt of the notice from the Exchange summarized above. A copy of the press release is attached as Exhibit No. 99.1 hereto and incorporated herein by reference.

Item 9.01, Financial Statements and Exhibits.

The following exhibit is filed as a part of this report:

No.	Description of Exhibit

99.01	Press release issued by General Employment Enterprises, Inc., dated September 30, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: September 29, 2010	By: /s/ Herbert F. Imhoff, Jr.
Herbert F. Imhoff, Jr.
President

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